Exhibit 99.2

                                  Press release

               CAPITAL ALLIANCE INCOME TRUST LTD. RECEIVES NOTICE
                OF NONCOMPLIANCE WITH AN AMEX LISTING REQUIREMENT


SAN FRANCISCO - (BUSINESS WIRE) - April 26, 2006 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA-News) a residential mortgage REIT, announced that it received written notice from the American Stock Exchange ("Exchange") of its noncompliance with the Exchange's continued listing requirements. On April 17, 2006 CAIT failed to file Form 10-KSB with the Securities and Exchange Commission ("SEC") for the year ending December 31, 2005 and had previously announced that its Form 10-KSB would be delayed. CAIT's 10-KSB filing was delayed on account of an audit requirement to reclassify the 2005 and 2004 financial statement presentation of Capital Alliance Funding Corporation ("CAFC"), its taxable mortgage banking subsidiary, in its audited financial statements. On March 31, 2006 CAIT had announced its discontinuance of the operations of CAFC. Reclassification does not affect CAIT's previously announced net income or earnings per share calculations.

CAIT is preparing and plans to file its Form 10-KSB with the SEC on or before May 2, 2006. If Form 10-KSB is not filed on or before May 2, 2006, CAIT will submit a detailed Plan to the Exchange listing the actions and completion date schedule to complete the 10-KSB filing. The Plan, if filed and accepted by the Exchange, will require CAIT to regain compliance by June 16, 2006.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unforeseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact:       Capital Alliance Income Trust Ltd., San Francisco
               Richard J. Wrensen, EVP & CFO - 415/288-9575
               Rwrensen@calliance.com
               www.calliance.com